EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON
SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the sale of shares on the Nasdaq National Market System.  The prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
12/10/20101	Sale	$4.3925	20700
12/13/20102	Sale	4.4289	22579
12/14/20103	Sale	4.4708	27121
12/15/20104	Sale	4.4218	32984
12/16/20105	Sale	4.4275	55000
12/17/20106	Sale	4.6535	63619
12/22/20107	Sale	5.0662	4114
12/23/2010	Sale	5.000	4322
12/27/20108	Sale	5.0113	13800
1/10/2010	Sale	4.900	3103
1/11/20109	Sale	4.913	14940

1 This transaction was executed in multiple trades at prices ranging from $4.35 - 4.47.
2 This transaction was executed in multiple trades at prices ranging from $4.39 - 4.47.
3 This transaction was executed in multiple trades at prices ranging from $4.41 - 4.51.
4 This transaction was executed in multiple trades at prices ranging from $4.38 - 4.46.
5 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
6 This transaction was executed in multiple trades at prices ranging from $4.57 - 4.73.
7 This transaction was executed in multiple trades at prices ranging from $5.06 - 5.07.
8 This transaction was executed in multiple trades at prices ranging from $5.00 – 5.03
9 This transaction was executed in multiple trades at prices ranging from $4.90 - 4.95.